Exhibit 99.1

NEWS RELEASE

Weatherford Appoints Arun Mitra as Executive Vice President and Chief Financial Officer

HOUSTON, January 3, 2023 - Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) has appointed Arun Mitra as the Company’s Executive Vice President and Chief Financial Officer. Mr. Mitra’s appointment is effective immediately.

Before joining Weatherford, Mr. Mitra served as the Executive Vice President and Chief Financial Officer of Mitsubishi Power Americas Inc., a leader in power generation and energy storage solutions. Serving in this role since 2014, Mr. Mitra led the organization’s profitable growth in the Americas region as a leading Power Generation OEM and its expansion into energy storage solutions, renewable development and Hydrogen infrastructure businesses. Before that, he held various finance leadership roles within Siemens in the US and Germany during a 14-year career with progressively increasing responsibilities, including as global business unit Chief Financial Officer in energy services, as well as seven years with PwC and KPMG in India and US.

Mr. Mitra commented, “It’s exciting to join an organization that has come so far in such a short amount of time. I look forward to advancing the Company’s strategic direction as part of the executive leadership team and continuing the work to improve financial performance.”

Girish Saligram, President and Chief Executive Officer, also commented, “I am pleased to welcome Arun to the One Weatherford executive team. With his expertise in driving profitable growth, streamlining operations, and leading in the energy transition, I have every confidence he will create tremendous value for Weatherford.”

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About Weatherford
Weatherford delivers innovative energy services that integrate proven technologies with advanced digitalization to create sustainable offerings for maximized value and return on investment. Our world-class experts partner with customers to optimize their resources and realize the full potential of their assets. Operators choose us for strategic solutions that add efficiency, flexibility, and responsibility to any energy operation. The Company operates in approximately 75 countries with a global talent network of approximately 17,500 team members representing more than 110 nationalities and 350 operating locations.

Contacts
For Investors:
Mohammed Topiwala
Director Investor Relations
invesor.relations@weatherford.com

For Media:
Kelley Hughes
Director Global Communications
media@weatherford.com